EXHIBIT 93

                                 OLIMPIA S.P.A.


               Registered Office in Milan (Italy) - Via Sarca 222
                Share capital Euros 4,630,233,5100 fully paid in
                     Milan Company Register no. 03232190961


                        ORDINARY SHAREHOLDERS' MEETING OF

                                 TELECOM ITALIA

                                12-13 APRIL, 2006

With reference to the Ordinary Shareholders' Meeting of Telecom Italia S.p.A., called on 12 April, 2006 in first calling and on 13 April, 2006 in second calling, the shareholder Olimpia S.p.A. (owner of no. 2,407,345,359 Telecom Italia S.p.A. ordinary shares, equal to 17.991% of the share capital with voting rights in the Ordinary Shareholders' Meeting of the company) hereby communicates that:

APPOINTMENT OF THE BOARD OF AUDITORS OF TELECOM ITALIA S.P.A.

With reference to the item of the agenda
"Appointment of the Board of Auditors:
- determination of the number of members of the Board
- appointment of members and alternates
- appointment of the Chairman
- determination of the members' compensation"

Olimpia S.p.A. hereby gives notice of its intention to put the proposal of determining in 5 the total number of the standing members of the Board of Auditors and, according to article 17 of the By-laws, submits the following slate of candidates:

Section 1 - Standing Members

1. Ferdinando Superti Furga, born in Milano on 20 January 1932;
2. Gianfranco Zanda, born in Udine on 4 April 1941;
3. Salvatore Spiniello, born in Siracusa il 26 April 1951;
4. Paolo Domenico Sfameni, born in Milano on 25 November 1965;
5. Sergio De Simoi, born in Feltre (Belluno) on 23 May 1945.

Section 2 - Alternate Members

1. Enrico Laghi, born in Roma on 23 February 1969
2. Giovanni Fiori, born in Padova on 15 December 1961.

The slate, together with the documentation listed in the above mentioned article 17 of the By-laws (including the curricula vitae of the candidates and their declarations stating the existence of the requirements prescribed for the office is filed at the registered office of Telecom Italia S.p.A. in Milano, Piazza Affair 2. The curricula are also available on the web site www.pirelli.com\ir, under the section "Olimpia".

Furthermore, Olimpia S.p.A. will submit the proposal of determining in Euros 128,000 the annual compensation for each one of the Standing members; in Euros 171,000 the annual compensation for the Chairman of the Board of Auditors and in Euros 20,000 the supplementary annual compensation for the Standing member appointed as member of the supervisory body referred in Legislative Decree 231/2001.

RESTATEMENT IN THE BOARD OF DIRECTORS OF TELECOM ITALIA S.P.A.

With reference to the item of the agenda
"Decisions consequent on the resignations of two directors"
Olimpia S.p.A. hereby gives notice of its intention to put the proposal of appointment of:

1.  Vittorio Merloni, born in Fabriano (Ancona) on 30 April 1933;
2.  Diana Bracco, born in Milano on 3 July 1941

to replace the two members who resigned.

The curricula vitae of the candidates and their declarations stating the existence of the requirements prescribed for the office are filed at the registered office of Telecom Italia S.p.A. in Milano, Piazza Affair 2. The curricula are also available on the web site www.pirelli.com\ir, under the section "Olimpia".

Milano, 30 March 2006